                                                                    EXHIBIT 99.2







                  Financial Statements of

                  STERLING PULP CHEMICALS, LTD.
                  (in United States dollars)

                  Years ended September 30, 2001, 2000 and 1999

STERLING PULP CHEMICALS, LTD.
BALANCE SHEETS
(U.S. DOLLARS IN THOUSANDS)
================================================================================

                                                                          September 30,
                                                                      ---------------------
                                                                        2001         2000
                                                                      -------      --------
ASSETS

CURRENT
  Accounts receivable, net                                            $16,866       $17,165
  Due from related parties (Note 8)                                     2,010         1,832
  Other receivables                                                     2,129         1,821
  Inventories (Note 3)                                                  7,434         6,035
  Prepaid expenses                                                        871           568
--------------------------------------------------------------------------------------------
                                                                       29,310        27,421

PROPERTY, PLANT AND EQUIPMENT, NET (Note 3)                            62,761        69,297
OTHER ASSETS (Note 3)                                                   2,534           293
--------------------------------------------------------------------------------------------
                                                                      $94,605       $97,011
============================================================================================

LIABILITIES

CURRENT
  Accounts payable                                                    $ 9,551       $10,634
  Other accrued liabilities                                             3,912         8,973
  Due to related parties (Note 8)                                       4,144         1,407
  Current portion of long-term debt                                     1,206             -
--------------------------------------------------------------------------------------------
                                                                       18,813        21,014

LONG-TERM DEBT - External (Note 4)                                     18,798             -
LONG-TERM DEBT - Note Payable (Note 4)                                 13,813        34,546
DEFERRED INCOME TAXES (Note 5)                                          9,171         8,338
DEFERRED CREDITS AND OTHER LIABILITIES                                  4,182         4,335
--------------------------------------------------------------------------------------------
                                                                       64,777        68,233
--------------------------------------------------------------------------------------------

COMMITMENTS AND CONTINGENCIES (Note 7)

STOCKHOLDER'S EQUITY

  Common stock                                                              1             1
  Additional paid-in capital                                           18,604        24,585
  Retained earnings                                                    21,897        13,366
  Accumulated other comprehensive income                              (10,674)       (9,174)
--------------------------------------------------------------------------------------------
                                                                       29,828        28,778
--------------------------------------------------------------------------------------------
                                                                      $94,605       $97,011
============================================================================================

   The accompanying notes are an integral part of these financial statements.

STERLING PULP CHEMICALS, LTD.
STATEMENTS OF OPERATIONS
(U.S. DOLLARS IN THOUSANDS)
================================================================================

                                                               Year ended September 30,
                                                   -----------------------------------------------
                                                     2001                2000               1999
                                                   --------            --------           --------
REVENUES                                           $134,989            $132,730           $120,478

COST OF GOODS SOLD                                  112,859             111,165            101,624
---------------------------------------------------------------------------------------------------
GROSS PROFIT                                         22,130              21,565             18,854

SELLING, GENERAL AND
  ADMINISTRATIVE EXPENSES                             5,962               9,496             12,740

INTEREST AND DEBT RELATED
  EXPENSES, NET                                       2,662               4,550              5,548
---------------------------------------------------------------------------------------------------
INCOME BEFORE INCOME TAXES                           13,506               7,519                566

PROVISION FOR INCOME TAXES (Note 5)                   4,975               2,945                313
---------------------------------------------------------------------------------------------------
NET INCOME                                         $  8,531            $  4,574           $    253
===================================================================================================

   The accompanying notes are an integral part of these financial statements.

STERLING PULP CHEMICALS, LTD.
STATEMENTS OF CHANGES IN STOCKHOLDER'S EQUITY
(U.S. DOLLARS IN THOUSANDS)
================================================================================

                                                                                           Accumulated
                                           Common Stock      Additional                       Other
                                          ---------------      Paid-In      Retained      Comprehensive
                                          Shares   Amount      Capital      Earnings          Income         Total
                                          ------   ------    ----------     --------      -------------     --------

Balance, September 30, 1998                  1      $ 1       $    --       $ 25,296        $ (8,990)       $ 16,307
Net capital contributions                   --       --        16,871             --              --          16,871
Dividends                                   --       --            --        (11,079)             --         (11,079)
Comprehensive income:
  Net income                                --       --            --            253
  Translation adjustment                    --       --            --             --             152
    Comprehensive income                                                                                         405
---------------------------------------------------------------------------------------------------------------------
Balance, September 30, 1999                  1        1        16,871         14,470          (8,838)         22,504
Net capital contributions                   --       --         7,714             --              --           7,714
Dividends                                   --       --            --         (5,678)             --          (5,678)
Comprehensive income:
  Net income                                --       --            --          4,574
  Translation adjustment                    --       --            --             --            (336)
    Comprehensive income                                                                                       4,238
---------------------------------------------------------------------------------------------------------------------
Balance, September 30, 2000                  1        1        24,585         13,366          (9,174)         28,778
Net capital distributions                   --       --        (5,981)            --              --          (5,981)
Comprehensive income:
  Net income                                --       --            --          8,531              --
  Pension adjustment                        --       --            --             --             (52)
  Translation adjustment                    --       --            --             --          (1,448)
    Comprehensive income                                                                                       7,031
---------------------------------------------------------------------------------------------------------------------
Balance, September 30, 2001                  1      $ 1       $18,604       $ 21,897        $(10,674)       $ 29,828
=====================================================================================================================

   The accompanying notes are an integral part of these financial statements.

STERLING PULP CHEMICALS, LTD.
STATEMENTS OF CASH FLOWS
(U.S. DOLLARS IN THOUSANDS)
================================================================================

                                                                                 Year ended September 30,
                                                                           ----------------------------------
                                                                            2001          2000         1999
                                                                          --------      --------     --------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income                                                              $  8,531      $  4,574     $    253
  Adjustments to reconcile net income to net cash
    provided by operating activities:
      Depreciation and amortization                                          8,450         8,532        7,757
      Loss on disposal/write off of assets                                      26           333           50
      Deferred tax expense (benefit)                                         1,304         1,247         (539)
      Other                                                                    (31)          (31)         (31)
  Changes in assets/liabilities:
    Accounts receivable                                                       (504)         (788)      (2,156)
    Due from related parties                                                  (263)         (475)        (377)
    Other receivables                                                         (408)          382         (436)
    Inventories                                                             (1,765)       (1,026)       1,791
    Prepaid expenses                                                          (348)           51          (21)
    Other assets                                                            (1,283)          142        4,530
    Accounts payable                                                          (633)        1,936         (607)
    Accrued generator construction costs                                      (503)       (2,448)       2,450
    Other accrued liabilities                                               (4,295)        1,581       (2,467)
    Due to related parties                                                   2,896           204       (6,505)
    Other liabilities                                                           89           503          299
--------------------------------------------------------------------------------------------------------------
  Net cash provided by operating activities                                 11,263        14,717        3,991
--------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Proceeds on disposal of capital assets                                        --            --        3,578
  Capital expenditures                                                      (5,127)       (4,325)      (3,465)
--------------------------------------------------------------------------------------------------------------
  Net cash (used in) provided by investing activities                       (5,127)       (4,325)         113
--------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Repayment of note payable                                                (19,534)      (20,987)      (4,527)
  Proceeds from issuance of long-term debt                                  20,496            --           --
  Debt fees                                                                 (1,112)           --           --
  Net capital contribution from parent                                          --         7,714       16,871
  Net capital distribution to parent                                        (5,981)           --           --
  Dividends                                                                     --        (5,678)     (11,079)
--------------------------------------------------------------------------------------------------------------
  Net cash (used in) provided by financing activities                       (6,131)      (18,951)       1,265
--------------------------------------------------------------------------------------------------------------
Effect of exchange rate on cash                                                 (5)           78         (314)
--------------------------------------------------------------------------------------------------------------
NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS                            --        (8,481)       5,055
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR                                    --         8,481        3,426
--------------------------------------------------------------------------------------------------------------
CASH AND CASH EQUIVALENTS, END OF YEAR                                    $     --      $     --     $  8,481
==============================================================================================================

Supplemental disclosures of cash flow information:
  Interest paid, net of interest income received                          $ (1,130)     $ (4,663)    $(11,608)
  Income taxes paid                                                       $ (1,953)     $   (696)    $   (749)

   The accompanying notes are an integral part of these financial statements.

STERLING PULP CHEMICALS, LTD.
NOTES TO THE FINANCIAL STATEMENTS
(U.S. DOLLARS)
================================================================================

1.      BASIS OF PRESENTATION AND DESCRIPTION OF BUSINESS

        Organization and operations

        Sterling Pulp Chemicals, Ltd. ("Sterling Pulp") is a Canadian company, which operates four pulp chemical facilities in Canada. These plants primarily produce sodium chlorate, a chemical used primarily to make chlorine dioxide, which in turn is used by pulp mills in the pulp bleaching process. Sterling Pulp sells sodium chlorate primarily to customers in Canada and the United States. Sterling Pulp also produces sodium chlorite at one of its facilities and oversees construction of large-scale chlorine dioxide generators for the pulp and paper industry. Sterling Pulp is a wholly-owned subsidiary of Sterling Canada, Inc. ("Parent"), which is an indirect wholly-owned subsidiary of Sterling Chemicals, Inc. ("Chemicals") and Sterling Chemicals Holdings, Inc. ("Holdings").

        On July 23, 1999, Chemicals completed a private offering of $295,000,000 of its 12-3/8% Senior Secured Notes due 2006. On November 5, 1999, Chemicals completed a registered exchange offer, pursuant to which all of these notes were exchanged for publicly registered 12-3/8% Notes with substantially similar terms (the "12-3/8% Notes"). The 12-3/8% Notes are guaranteed by all of Chemicals' existing direct and indirect subsidiaries incorporated in the United States (other than Sterling Chemicals Acquisitions, Inc.) (the "Guarantors") on a joint and several basis and are secured by, among other things, a second priority pledge of 100% of the stock of these subsidiaries. The 12-3/8% Notes are also secured by 65% of the stock of certain of Chemicals' subsidiaries incorporated outside of the United States, including Sterling Pulp.

        On July 16, 2001 (the "Petition Date"), Holdings, Chemicals and certain of their U.S. subsidiaries, including the Parent, (collectively, the "Debtors") filed voluntary petitions for reorganization under Chapter 11 of the U.S. Bankruptcy Code in the U.S. Bankruptcy Court for the Southern District of Texas (the "Bankruptcy Court") and began operating their business as debtors-in-possession pursuant to the Bankruptcy Code. None of the foreign subsidiaries, including Sterling Pulp, were included in the Chapter 11 filings.

        At this time, it is not possible to predict the outcome of the bankruptcy cases, in general or the effect on the business of Sterling Pulp, the Debtors', the interests of creditors of the Debtors or the stockholders of Holdings. The Chapter 11 filings have had a minimal impact on Sterling Pulp's day-to-day business operations.

        The accompanying financial statements do not include any adjustments that may result from the resolution of the Chapter 11 filings.


2.      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

        The significant accounting policies of Sterling Pulp are described below.

        The financial statements of Sterling Pulp are presented in accordance with accounting principles generally accepted in the United States of America ("U.S.") and have been translated from Canadian dollars, Sterling Pulp's functional currency, to U.S. dollars, the reporting currency of the Parent, following the guidelines of Statement of Financial Accounting Standards ("SFAS") No. 52 "Foreign Currency Translation".

STERLING PULP CHEMICALS, LTD.
NOTES TO THE FINANCIAL STATEMENTS
(U.S. DOLLARS)
================================================================================

2.      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

        Cash equivalents

        Sterling Pulp considers all investments with a remaining maturity of three months or less to be cash equivalents.

        Inventories

        Inventories are stated at the lower of cost and market. Cost is primarily determined on the first-in, first-out basis except for stores and supplies which are valued at average cost.

        Sterling Pulp enters into agreements with other companies to exchange chemical inventories in order to minimize working capital requirements and to facilitate distribution logistics. Balances related to quantities due to or payable by Sterling Pulp are included in inventory.

        Property, plant and equipment

        Property, plant and equipment are recorded at cost. Major renewals and improvements, which extend the useful lives of the equipment, are capitalized, while repair and maintenance expenses are charged to operations as incurred. Disposals are removed at carrying costs less accumulated depreciation with any resulting gain or loss reflected in operations. Depreciation is provided using the straight-line method over estimated useful lives ranging from 5 to 25 years with the predominant life of the plant and equipment being 15 years.

        Impairment of long-lived assets

        Impairment tests of long-lived assets are made when conditions indicate their carrying costs may not be recoverable. Such impairment tests are based on a comparison of undiscounted future cash flows to the carrying cost of the asset. If an impairment is indicated, the asset value is written down to its estimated fair value.

        Patents

        The costs of patents are amortized on a straight-line basis over their estimated useful lives, which approximate ten years.

        Income taxes

        Sterling Pulp files a federal Canadian tax return as well as returns in the provinces in which it operates. Deferred income taxes are recorded to reflect the tax effect of the temporary differences between the tax basis of Sterling Pulp's assets and liabilities and the financial reporting basis.

STERLING PULP CHEMICALS, LTD.
NOTES TO THE FINANCIAL STATEMENTS
(U.S. DOLLARS)
================================================================================

2.      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

        Revenue recognition

        Sterling Pulp generates revenues through sales in the open market pursuant to short-term and long-term contracts with its customers. Sterling Pulp recognizes revenue from sales as the products are shipped and collection is reasonably assured. Revenues associated with the constructing of chlorine dioxide generators are recognized using the percentage of completion method based on cost incurred compared to total estimated costs. Sterling Pulp classifies shipping and handling costs associated with product delivered to customers as a cost of sale.

        Foreign currency translation

        Sterling Pulp's functional currency is the Canadian dollar. The Parent's reporting currency is the United States dollar. For financial reporting purposes, assets and liabilities denominated in Canadian dollars are translated into United States dollars at year-end rates of exchange and revenues and expenses are translated at the average monthly exchange rates. Translation adjustments are included in accumulated other comprehensive income while transaction gains and losses are included in operations when incurred.

        Earnings per share

        All issued and outstanding shares of Sterling Pulp are held by the Parent. Accordingly, earnings per share information is not presented.

        Environmental costs

        Environmental costs are expensed as incurred unless the expenditures extend the economic useful life of the relevant assets. Costs that extend the economic life of the assets are capitalized and depreciated over the remaining life of those assets. Liabilities are recorded when environmental assessments or remedial efforts are probable and the cost can be reasonably estimated.

STERLING PULP CHEMICALS, LTD.
NOTES TO THE FINANCIAL STATEMENTS
(U.S. DOLLARS)
================================================================================

2.      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

        Disclosures about fair value of financial instruments

        In preparing disclosures about the fair value of financial instruments, Sterling Pulp has assumed that the carrying amount approximates fair value for cash and cash equivalents, receivables, accounts payable and certain accrued expenses due to the short maturities of these instruments. The fair values of long-term debt instruments are estimated based upon quoted market values (if applicable) or on the current interest rates available to Sterling Pulp for debt with similar terms and remaining maturities. Considerable judgement is required in developing these estimates and, accordingly, no assurances can be given that the estimated values presented herein are indicative of the amounts that would be realized in a free market exchange.

        Accounting estimates

        The preparation of the financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from these estimates.

        New accounting standards

        Statement of Financial Accounting Standards ("SFAS") No. 133, "Accounting for Derivative Instruments and Hedging Activities," as amended by SFAS No. 138, "Accounting for Certain Derivative Instruments and Certain Hedging Activities," establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts and for hedging activities. As of October 1, 2000, the transition adjustment related to the adoption of these statements was not material. Sterling Pulp has an agreement relating to the supply of a portion of the electrical energy at one of its Canadian sodium chlorate production facilities. This agreement, which was previously designated as a normal purchase under SFAS No. 133, does not meet the criteria of a normal purchase based on guidance issued by the Derivative Implementation Group (the "DIG") in June 2001, All purchases under this agreement, which expires on December 31, 2001, are used in the ordinary course of business; however, effective July 1, 2001, this agreement is required to be marked-to-market. At September 30, 2001, the value of this agreement was a loss of approximately $1.2 million based upon current market prices and quantities to be delivered.

        In July of 2001, the Financial Accounting Standards Board issued SFAS No. 141, "Business Combinations," and SFAS No. 142, "Goodwill and Other Intangible Assets." SFAS No. 141 requires that all business combinations be accounted for under the purchase method and requires separate identification and recognition of intangible assets, other than goodwill. The statement applies to all business combinations initiated after June 30, 2001.

STERLING PULP CHEMICALS, LTD.
NOTES TO THE FINANCIAL STATEMENTS
(U.S. DOLLARS)
================================================================================

2.      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

        New accounting standards (continued)

        SFAS No. 142 requires that an intangible asset that is acquired shall be initially recognized and measured based on its fair value. The statement also provides that goodwill should not be amortized, but shall be tested for impairment annually, or more frequently if circumstances indicate potential impairment, through a comparison of fair value to its carrying amount. SFAS No. 142 is effective for fiscal periods beginning after December 15, 2001. Sterling Pulp does not believe that the adoption of SFAS No. 141 or 142 will have a significant impact on its financial statements.

        In August 2001, the Financial Accounting Standards Board issued SFAS No. 143, "Accounting for Asset Retirement Obligations." SFAS No. 143, which must be applied to fiscal years beginning after June 15, 2002, addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. Sterling Pulp is in the process of evaluating the impact of SFAS No. 143 on its financial statements.

        In August 2001, the Financial Accounting Standards Board issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets," which addresses financial accounting and reporting for the impairment of long-lived assets and for long-lived assets to be disposed of. SFAS No. 144 is effective for fiscal years beginning after December 15, 2001. Sterling Pulp is currently evaluating the impact of SFAS No. 144 on its financial statements.

        Reclassification

        Certain amounts reported in the financial statements for the prior periods have been reclassified to conform with the current financial statement presentation with no effect on net income or stockholder's equity.

STERLING PULP CHEMICALS, LTD.
NOTES TO THE FINANCIAL STATEMENTS
(U.S. DOLLARS)
================================================================================

3.      DETAILS OF CERTAIN BALANCE SHEET ACCOUNTS

                                                                                September 30,
                                                                          ------------------------
                                                                            2001            2000
                                                                          --------        --------
                                                                           (Dollars in Thousands)
        Inventories:
          Finished products                                               $  4,647        $  2,967
          Raw materials                                                        201             199
        -------------------------------------------------------------------------------------------
        Inventories at cost                                                  4,848           3,166
        Inventories under exchange agreements                                   80             278
        Stores and supplies                                                  2,506           2,591
        -------------------------------------------------------------------------------------------
                                                                          $  7,434        $  6,035
        ===========================================================================================

        Property, plant and equipment:
          Land                                                            $  1,345        $  1,413
          Buildings                                                         13,083          13,635
          Plant and equipment                                              111,058         111,650
        -------------------------------------------------------------------------------------------
        Property, plant and equipment at cost                              125,486         126,698
        Less accumulated depreciation                                      (62,725)        (57,401)
        -------------------------------------------------------------------------------------------
                                                                          $ 62,761        $ 69,297
        ===========================================================================================

        Other assets:
          Debt placement fees, net                                        $  1,007        $     --
          Capitalized project costs                                          1,358             115
          Other                                                                169             178
        -------------------------------------------------------------------------------------------
                                                                          $  2,534        $    293
        ===========================================================================================

4.      LONG-TERM DEBT

        NOTE PAYABLE

        On August 20, 1992, Sterling Pulp entered into an agreement for a $109.1 million demand note facility with Sterling NRO, Ltd ("Sterling NRO"). Sterling NRO is also owned by the Parent and is therefore related by virtue of common control. The note has no scheduled terms of repayment and interest is calculated and payable monthly in arrears at 1.5% above the Bank of Nova Scotia prime rate. Interest expensed for the years ended September 30, 2001, 2000 and 1999 was $2.3 million, $4.5 million and $5.5 million, respectively. Principal repayments for the years ended September 30, 2001 and 2000 were $19.3 million and $21.0 million, respectively. Effective July 13, 2001, Sterling NRO waived any further earned interest on the note payable.

        EXTERNAL DEBT

        As of July 11, 2001, Sterling Pulp entered into a Financing Agreement with Tyco Capital Business Credit (Canada) Inc.(formerly CIT Business Credit (Canada) Inc.) ("Tyco Capital") to provide up to the Canadian dollar equivalent of U.S. $30 million (the "Canadian Financing Agreement"). The initial advance under this facility, approximately U.S. $20 million, was used by Sterling Pulp to discharge a portion of the NRO note and was ultimately transferred to the Debtors through an intercompany loan.

STERLING PULP CHEMICALS, LTD.
NOTES TO THE FINANCIAL STATEMENTS
(U.S. DOLLARS)
================================================================================

4.      LONG-TERM DEBT (CONTINUED)

        Effective July 19, 2001, the Debtors entered into a Revolving Credit Agreement with a group of lenders led by Tyco Capital to provide up to $195 million in Debtor-In-Possession financing (the "DIP Financing"). The DIP Financing consists of: a $70 million fixed asset revolver credit facility which is secured by, amongst other things, a first priority lien of 35% of the stock of Sterling Pulp and a third priority lien on the remaining 65% of that stock; and a $125 million current assets revolving credit facility, $40 million of which is secured by, amongst other things, a first priority lien of 35% of the stock of Sterling Pulp and a second priority lien on the remaining 65% of that stock. A first priority pledge of 65% of the stock of Sterling Pulp has been provided to the 12 3/8% Senior Secured Notes of Chemicals. None of the assets of Sterling Pulp have been pledged to support the Debtors.

        Due to the Chapter 11 filings, the impact of certain provisions in the DIP Financing and a cash management order entered by the Bankruptcy Court, the Debtors are now subject to certain restrictions pertaining to their ability to transfer cash and other assets between debtors and non-debtors, including Sterling Pulp.

        The Canadian Financing Agreement consists of a fixed term portion and a revolving line of credit. The fixed term portion is evidenced by the term loan promissory note. The initial draw of approximately $12.7 million was used to repay a portion of the existing promissory note to Sterling NRO. The term loan shall be repaid in thirty (30) equal installments of $0.15 million followed by one (1) installment of $8.2 million on July 11, 2004. The first installment is payable February 1, 2002 and subsequent installments shall be due and payable on the first business day of each month thereafter until paid in full. In the event Sterling Pulp has surplus cash in any fiscal period beginning on or after October 1, 2001, Sterling Pulp must make a mandatory prepayment of the term loan by an amount equal to fifty percent (50%) of said surplus cash within 90 days of the fiscal year end. The initial term of the Canadian Financing Agreement extends to July 2004.

        The Canadian Financing Agreement may be terminated by either Sterling Pulp or Tyco Canada thereafter only by giving 60 days written notice of termination prior to each subsequent anniversary date.

        Borrowings under the Canadian dollar term loan of the Canadian facility bear interest at the "Bank Rate" plus 2.50% per annum. At September 30, 2001, the interest rate in effect was 7.75%.

        The maximum revolving line of credit available under the Canadian Financing Agreement is approximately $16 million. Available credit under the agreement is subject to a weekly borrowing base consisting of 85% of eligible accounts receivable and 65% of eligible inventory with an inventory cap of 50% of the revolving loan.

        At September 30, 2001 the total credit available under the revolving line of credit was $15.4 million. At September 30, 2001, $7.3 million was drawn under the revolving line of credit. Therefore, at September 30, 2001, $20 million in total was outstanding under the revolving line of credit and term loan portion.

        Borrowings under the revolving loan of the Canadian facility bear interest at the Canadian Imperial Bank of Commerce Rate (CIBC) "Bank Rate" plus 2.00% per annum on Canadian Dollar loans and CIBC "Base Rate" plus 2.00% per annum on American Dollar loans. At September 30, 2001, the interest rates in effect were 7.25% and 8.50% on the Canadian and American dollar loans.

STERLING PULP CHEMICALS, LTD.
NOTES TO THE FINANCIAL STATEMENTS
(U.S. DOLLARS)
================================================================================

4.      LONG-TERM DEBT (CONTINUED)

        DEBT MATURITIES

        The estimated remaining principal payments on the outstanding debt of Sterling Pulp are as follows:

        YEAR  ENDING                                                        PRINCIPAL
        SEPTEMBER 30,                                                        PAYMENTS
        -------------                                                     -------------
                                                                           (Dollars in
                                                                            Thousands)
        2002..........................................................     $       1,206
        2003..........................................................             1,810
        2004..........................................................            16,988
        2005..........................................................                --
        2006..........................................................                --
        Thereafter ...................................................                --
                                                                           -------------
                Total debt of Sterling Pulp...........................     $      20,004
                                                                           =============

5.      INCOME TAXES

        Deferred income taxes are recorded to reflect the tax consequences in future years of differences between the tax basis of assets and liabilities and the financial reporting amounts.

        A reconciliation of federal statutory income taxes to Sterling Pulp's effective tax provision follows: [GRAPHIC OMITTED]The provision for income taxes is composed of the following:

                                                                                         Year ended September 30,
                                                                                     -------------------------------
                                                                                      2001         2000         1999
                                                                                     ------       ------       -----
                                                                                          (Dollars in Thousands)
        Provision for federal income tax at the statutory rate                       $3,713      $ 2,308     $   259
        Provincial income taxes at the statutory rates                                2,072        1,114          88
        Federal and provincial manufacturing and
           processing tax credits                                                      (810)        (477)        (50)
        Other                                                                            --           --          16
        -------------------------------------------------------------------------------------------------------------
                                                                                     $4,975      $ 2,945     $   313
        =============================================================================================================

        The provision for income taxes is composed of the following:

                                                                                        Year ended September 30,
                                                                                     -------------------------------
                                                                                      2001         2000         1999
                                                                                     ------       ------       -----
                                                                                          (Dollars in Thousands)
        Current federal                                                              $2,898      $ 3,328     $ 2,098
        Deferred federal                                                                  5       (1,380)     (1,859)
        Current provincial                                                            2,067        1,702         619
        Deferred provincial                                                               5         (705)       (545)
        -------------------------------------------------------------------------------------------------------------
                                                                                     $4,975      $ 2,945     $   313
        =============================================================================================================

STERLING PULP CHEMICALS, LTD.
NOTES TO THE FINANCIAL STATEMENTS
(U.S. DOLLARS)
================================================================================

5.      INCOME TAXES (CONTINUED)

        The components of Sterling Pulp's deferred income tax assets and liabilities are summarized below:

                                                                                                 September 30,
                                                                                            -----------------------
                                                                                              2001           2000
                                                                                            --------       --------
                                                                                             (Dollars in Thousands)
        Deferred tax assets:
          Accrued liabilities                                                               $    452       $    249
          Accrued postretirement cost                                                          1,522          1,339
          Investment tax credits                                                                 115          1,408
        ------------------------------------------------------------------------------------------------------------
                                                                                               2,089          2,996
        ------------------------------------------------------------------------------------------------------------

        Deferred tax liabilities:
          Property, plant and equipment                                                      (11,260)       (11,334)
        ------------------------------------------------------------------------------------------------------------
                                                                                             (11,260)       (11,334)
        ------------------------------------------------------------------------------------------------------------
        Net deferred tax liabilities                                                        $ (9,171)      $ (8,338)
        ============================================================================================================

6.      EMPLOYEE BENEFITS

        Sterling Pulp has established the following benefit plans:

        Retirement Benefit Plans

        Sterling Pulp has employer and employee contributory plans which cover all salaried and wage employees. The benefits under these plans are based primarily on years of service and/or employee's pay near retirement. Sterling Pulp's funding policy is consistent with the funding requirements of Canadian federal and provincial laws and regulations. Plan assets consist principally of common stocks and government and corporate securities.

STERLING PULP CHEMICALS, LTD.
NOTES TO THE FINANCIAL STATEMENTS
(U.S. DOLLARS)
================================================================================

6.      EMPLOYEE BENEFITS (CONTINUED)

        Information concerning the pension obligation, plan assets, amounts recognized in Sterling Pulp's financial statements, and underlying actuarial assumptions is stated below.

                                                                                               September 30,
                                                                                          -----------------------
                                                                                            2001           2000
                                                                                          --------       --------
                                                                                           (Dollars in Thousands)

        Change in benefit obligation:
          Benefit obligation at beginning of year                                         $ 17,608       $ 16,283
          Currency rate conversion                                                            (855)          (293)
          Service cost                                                                         713            716
          Interest cost                                                                      1,293          1,240
          Plan amendments                                                                      196             --
          Actuarial loss (gain)                                                                985            (31)
          Benefits paid                                                                       (470)          (307)
        ----------------------------------------------------------------------------------------------------------
          Benefit obligation at end of year                                               $ 19,470       $ 17,608
        ==========================================================================================================

        Change in plan assets:
          Fair value at beginning of year                                                 $ 17,817       $ 15,330
          Currency rate conversion                                                            (865)          (276)
          Actual return on plan assets                                                      (2,348)         2,412
          Employer contributions                                                               722            658
          Benefits paid                                                                       (470)          (307)
        ----------------------------------------------------------------------------------------------------------
          Fair value at end of year                                                       $ 14,856       $ 17,817
        ==========================================================================================================

        Development of net amount recognized:
          Funded status                                                                   $ (4,613)      $    209
          Unrecognized cost:
            Actuarial loss (gain)                                                            3,449         (1,318)
            Prior service cost                                                                 452            298
        ----------------------------------------------------------------------------------------------------------
        Net amount recognized                                                             $   (712)      $   (811)
        ==========================================================================================================

        Amounts recognized in the statement of financial position:
          Prepaid pension cost                                                            $    353       $    418
          Accrued pension cost                                                              (1,246)        (1,229)
          Intangible asset                                                                     129
          Accumulated other comprehensive income                                                52             --
        ----------------------------------------------------------------------------------------------------------
        Net amount recognized                                                             $   (712)      $   (811)
        ==========================================================================================================

STERLING PULP CHEMICALS, LTD.
NOTES TO THE FINANCIAL STATEMENTS
(U.S. DOLLARS)
================================================================================

6.      EMPLOYEE BENEFITS (CONTINUED)

        Net periodic pension costs consist of the following components:

                                                                                             September 30,
                                                                                   --------------------------------
                                                                                     2001        2000         1999
                                                                                   -------     -------      -------
                                                                                         (Dollars in Thousands)
        Components of net pension costs:
          Service cost-benefits earned during the year                             $   713     $   716      $   919
          Interest on prior year's projected benefit obligation                      1,293       1,240        1,112
          Expected return on plan assets                                            (1,281)     (1,144)        (963)
          Net amortization:
            Actuarial  (gain) loss                                                     (89)         28           68
            Prior service cost                                                          27          (2)          29
        ------------------------------------------------------------------------------------------------------------
        Net pension costs                                                          $   663     $   838      $ 1,165
        ============================================================================================================

        Weighted average assumptions:
          Discount rate                                                                7.3%        7.5%         7.5%
          Rates of increase in salary compensation level                               4.5%        4.5%         4.5%
          Expected long-term rate of return on plan assets                             7.5%        7.5%         7.5%

        Postretirement Benefits Other than Pensions

        Sterling Pulp provides certain health care and life insurance benefits for retired employees. Employees become eligible for these benefits at normal or early retirement age.

        Retiree insurance plans provide health and life insurance benefits to employees who retire from Sterling Pulp. All of Sterling Pulp's employees are eligible for postretirement life insurance and, except for collectively bargained employees, are eligible for postretirement medical insurance. Postretirement medical insurance is a non-contributory plan. Benefit provisions for unionized employees are subject to collective bargaining.

STERLING PULP CHEMICALS, LTD.
NOTES TO THE FINANCIAL STATEMENTS
(U.S. DOLLARS)
================================================================================


6.      EMPLOYEE BENEFITS (CONTINUED)

        Information concerning the plan obligation, the funded status, amounts recognized in Sterling Pulp's financial statements, and underlying actuarial assumptions is stated below.

                                                                                                  September 30,
                                                                                             ----------------------
                                                                                              2001           2000
                                                                                             -------        -------
                                                                                             (Dollars in Thousands)
        Change in benefit obligation:
          Benefit obligation at beginning of year                                            $ 4,751        $ 4,886
          Service cost                                                                           238            314
          Interest cost                                                                          355            329
          Actuarial loss (gain)                                                                  407           (754)
          Benefits paid                                                                         (200)           (24)
        ------------------------------------------------------------------------------------------------------------
        Benefit obligation at end of year                                                    $ 5,551        $ 4,751
        ============================================================================================================

        Development of net amount recognized:
          Funded status                                                                      $(5,551)       $(4,751)
          Unrecognized cost:
            Actuarial (gain) loss                                                                267            (91)
        ------------------------------------------------------------------------------------------------------------
        Net amount recognized                                                                $(5,284)       $(4,842)
        ============================================================================================================

        Net periodic plan costs consist of the following components:

                                                                                            September 30,
                                                                                   --------------------------------
                                                                                    2001         2000         1999
                                                                                   ------       ------       ------
                                                                                        (Dollars in Thousands)

        Components of net plan costs:
          Service cost                                                             $  238       $  314       $  307
          Interest cost                                                               355          329          299
          Net amortization:
            Actuarial loss                                                              7           16           32
        ------------------------------------------------------------------------------------------------------------
        Net plan costs                                                             $  600       $  659       $  638
        ============================================================================================================

        Weighted-average assumptions:
          Discount rate                                                             7.25%        7.50%        6.75%

STERLING PULP CHEMICALS, LTD.
NOTES TO THE FINANCIAL STATEMENTS
(U.S. DOLLARS)
================================================================================

6.      EMPLOYEE BENEFITS (CONTINUED)

        The weighted average annual assumed health care trend rate is 7.5% for 2001. The rate is assumed to decrease gradually to 5.8% in 2027 and remain level thereafter. Assumed health care cost trend rates have a significant effect on the amounts reported for health care plans. A one percentage point change in assumed health care trend rates would have the following effects:

                                                                                      1% Increase     1% Decrease
                                                                                      -----------     -----------
                                                                                         (Dollars in Thousands)
        Effect on total of service and interest cost components                       $        33     $      (29)
        Effect on postretirement benefit obligation                                           268           (233)

        Profit Sharing and Bonus Plans

        Sterling Pulp established a Profit Sharing Plan for the benefit of salaried and hourly employees meeting certain eligibility requirements and a Bonus Plan that is designed to provide certain exempt salaried employees of Sterling Pulp with the opportunity to earn bonuses, depending, among other things, on the annual financial performance of Holdings. Sterling Pulp has recorded (income) and expense of ($0.1) million, $0.9 million and $0.2 million related to the Profit Sharing Plan and nil, $1.1 million and nil related to the Bonus Plan for each of the fiscal years ended September 30, 2001, 2000 and 1999, respectively.

        Employee Savings Plan

        Sterling Pulp introduced an employee savings plan for all eligible full-time Canadian employees with an effective date of October 1, 2000. Each participant has the option to contribute a percentage of his or her earnings to the Canadian savings plan, with no limit on the maximum percentage contributed. Sterling Pulp will match 100% of a participant's contributions to the extent such contributions do not exceed 3.5% of such participant's cash compensation (excluding bonuses, profit sharing, and similar types of compensation). Sterling Pulp has recorded an expense of $0.2 million related to the Savings Plan for the fiscal year ended September 30, 2001.

STERLING PULP CHEMICALS, LTD.
NOTES TO THE FINANCIAL STATEMENTS
(U.S. DOLLARS)
================================================================================

6.      EMPLOYEE BENEFITS (CONTINUED)

        Phantom Stock Plan

        Sterling Pulp had a phantom stock plan for all eligible full-time Canadian employees. The effective date of this Plan was August 21, 1996 and the expiration date was December 31, 2000. At the end of each plan year, the plan administrator establishes a "determined percentage" for the preceding plan year. This percentage is then multiplied by each participant's compensation for the plan year to determine the award amount. The award amount is then divided by the fair market value of one share of the common stock of Holdings, as of December 31 of that plan year, to determine the number of rights to be credited to the participant. Upon termination of employment, the benefit amount becomes payable to the participant. The benefit amount is the number of vested rights in the participant's account, multiplied by the fair market value of one share of common stock of Holdings as of the most recent valuation date.

        Sterling Pulp has recorded (income) and expense of $(0.4) million, $0.2 million and $0.2 million related to the phantom stock plan for each of the fiscal years ended September 30, 2001, 2000 and 1999, respectively.

7.      COMMITMENTS AND CONTINGENCIES

        Lease Commitments

        Sterling Pulp has entered into various long-term noncancellable rail car and other operating leases, some of which have been allocated to commonly controlled companies. Future minimum lease commitments are as follows: fiscal 2002 - $3.0 million, fiscal 2003 - $2.4 million, fiscal 2004 - $2.2 million, fiscal 2005 - $1.4 million, fiscal 2006 - $0.7 million and thereafter - $1.4 million.

        Environmental and Safety Matters

        Sterling Pulp's operations involve the handling, production, transportation, treatment, and disposal of materials that are classified as hazardous or toxic waste and that are extensively regulated by environmental and health and safety laws and regulations, and permit requirements. Environmental permits required for Sterling Pulp's operations are subject to periodic renewal and can be revoked or modified for cause or when new or revised environmental requirements are implemented. Changing and increasingly strict environmental requirements can affect the manufacture, handling, processing, distribution, and use of Sterling Pulp's chemical products and, if so affected, Sterling Pulp's business and operations may be materially and adversely affected. In addition, changes in environmental requirements can cause Sterling Pulp to incur substantial costs in upgrading or redesigning its facilities and processes, including waste treatment, storage, disposal, and other waste handling practices and equipment.

STERLING PULP CHEMICALS, LTD.
NOTES TO THE FINANCIAL STATEMENTS
(U.S. DOLLARS)
================================================================================

7.      COMMITMENTS AND CONTINGENCIES (CONTINUED)

        Environmental and Safety Matters (continued)

        Sterling Pulp conducts environmental management programs designed to maintain compliance with applicable environmental requirements at all of its facilities. Sterling Pulp routinely conducts inspection and surveillance programs designed to detect and respond to leaks or spills of regulated hazardous substances and to correct identified regulatory deficiencies. Sterling Pulp believes that its procedures for waste handling are consistent with industry standards and applicable requirements. In addition, Sterling Pulp believes that its operations are consistent with good industry practice. However, a business risk inherent with chemical operations is the potential for personal injury and property damage claims from employees, contractors and their employees, and nearby landowners and occupants. While Sterling Pulp believes its business operations and facilities generally are operated in compliance in all material respects with all applicable environmental and health and safety requirements, Sterling Pulp cannot be sure that past practices or future operations will not result in material claims or regulatory action, require material environmental expenditures, or result in exposure or injury claims by employees, contractors and their employees, and the public. Some risk of environmental costs and liabilities is inherent in our operations and products, as it is with other companies engaged in similar businesses. In addition, a catastrophic event at any of the Sterling Pulp's facilities could result in the incurrence of liabilities substantially in excess of their insurance coverage.

        Sterling Pulp's operating expenditures for environmental matters, mostly waste management and compliance, were approximately $2.8 million for fiscal 2001 and $1.9 million for fiscal 2000. Sterling Pulp also spent approximately $0.4 million for environmentally related capital projects in fiscal 2001 and $0.4 million for these types of capital projects in fiscal 2000. In fiscal 2002, Sterling Pulp anticipates spending approximately $1.0 to $2.0 million for capital projects related to waste management and environmental compliance. There are no capital expenditures related to remediation of environmental conditions projected for fiscal 2002.

        A significant ban on all chlorine containing compounds could have a materially adverse effect on Sterling Pulp. British Columbia has a regulation in place - Pulp Mill and Pulp and Paper Mill Liquid Effluent Control Regulation - requiring elimination of the use of all chlorine products, including chlorine dioxide, in the bleaching process by the year 2002. The pulp and paper industry believes that a ban of chlorine dioxide in the bleaching process will yield no measurable environmental or public health benefit and is working to change this regulation.

        In the event such a regulation is implemented, Sterling Pulp would seek to sell the products it manufactures at its British Columbia facility to customers in other markets. Sterling Pulp is not aware of any other laws or regulations in place in North America which would restrict the use of such products for other purposes.

STERLING PULP CHEMICALS, LTD.
NOTES TO THE FINANCIAL STATEMENTS
(U.S. DOLLARS)
================================================================================

7.      COMMITMENTS AND CONTINGENCIES (CONTINUED)

        Legal Proceedings

        Sterling Pulp is subject to claims and legal actions that arise in the ordinary course of its business. Sterling Pulp believes that the ultimate liability, if any, with respect to these claims and legal actions will not have a material adverse effect on the financial position, results of operations or cash flows, although Sterling Pulp cannot give any assurances to that effect.

        Pledge of Common Stock

        The subsidiaries of Chemicals which guaranteed the 12 3/8% Notes consist of Sterling Canada, Inc., Sterling Pulp Chemicals US, Inc., Sterling Pulp Chemicals, Inc., Sterling Chemicals Energy, Inc., Sterling Chemicals International, Inc. and Sterling Fibers, Inc. and, together with two Canadian subsidiaries of Sterling Canada, Inc. (including Sterling Pulp), are collectively referred to as the "Guarantors."

        In order to secure the repayment of the DIP Financing, the following pledges of stock were made by the holders of the stock:

        In order to secure $40 million of the current assets revolving credit facility, a first priority pledge of 100% of the common stock of the Guarantors incorporated in the United States and 35% of the common stock of Sterling Pulp, and a second priority pledge of the remaining 65% of the stock;

        In order to secure the fixed assets revolving credit facility, a second priority pledge of 100% of the common stock of the Guarantors incorporated in the United States and 35% of the common stock of Sterling Pulp, and a third priority pledge of the remaining 65% of the stock, and

        In order to secure all of the current assets revolving credit facility, a fourth priority pledge of 100% of the common stock of the Guarantors incorporated in the United States and 65% of the common stock of Sterling Pulp and a third priority pledge of the remaining 35% of that stock;

        In order to secure the repayment of the 12-3/8% Notes, the holders of the Guarantors' common stock initially made a second priority pledge of 100% of the common stock of each of the Guarantors incorporated in the United States and a first priority pledge of 65% of the common stock of Sterling Pulp. However, after the issuance of the priming order by the Bankruptcy Court, the priority of the pledge of the common stock of the Guarantors incorporated in the United States was lowered to a third priority pledge.

STERLING PULP CHEMICALS, LTD.
NOTES TO THE FINANCIAL STATEMENTS
(U.S. DOLLARS)
================================================================================

8.      RELATED PARTY TRANSACTIONS

        In the normal course of operations of Sterling Pulp, the following represents significant transactions with related parties for the fiscal years ended September 30, 2001, 2000 and 1999:

                                                                                               Year ended September 30,
                                                                                            ------------------------------
                                                                                             2001        2000        1999
                                                                                            ------      ------      ------
                                                                                               (Dollars in Thousands)
        Chemicals:
          Management fees                                                                   $  676      $  853      $  869

        Parent:
          Services, marketing and R&D revenue                                                  803         878         921

        Commonly controlled companies:
          Sale of goods                                                                      6,460       7,334       9,295
          Purchase of goods                                                                  8,364       6,087       6,401
          Administration fee revenue                                                           326         340         335
          Interest expense                                                                   2,299       4,663       5,630

        The amounts due from and to related parties for the years ended September 30, 2001 and 2000 are as follows:

                                                                                                          September 30,
                                                                                                     ----------------------
                                                                                                      2001            2000
                                                                                                     ------          ------
                                                                                                     (Dollars in Thousands)
        Due from related parties:
          Commonly controlled companies                                                               2,010           1,832
        --------------------------------------------------------------------------------------------------------------------
                                                                                                     $2,010          $1,832
        --------------------------------------------------------------------------------------------------------------------

        Due to related parties:
          Parent                                                                                     $  337          $  125
          Commonly controlled companies                                                               3,807           1,282
        --------------------------------------------------------------------------------------------------------------------
                                                                                                     $4,144          $1,407
        ====================================================================================================================

9.      EXPORT SALES

        Sterling Pulp is engaged in the sale of products for export into the United States. These were primarily sodium chlorate sales and represented 51%, 50% and 47% of revenues for fiscal 2001, 2000 and 1999, respectively.

STERLING PULP CHEMICALS, LTD.
NOTES TO THE FINANCIAL STATEMENTS
(U.S. DOLLARS)
================================================================================

10.     FINANCIAL INSTRUMENTS

        Forward Exchange Contracts

        Sterling Pulp has entered into forward exchange contracts to reduce risk due to Canadian dollar exchange rate movements. The foreign exchange contracts had varying maturities with none exceeding 18 months. Sterling Pulp made net settlements of United States dollars for Canadian dollars at rates agreed to at inception of the contracts. Sterling Pulp does not engage in currency speculation. The last of Sterling Pulp's forward exchange contracts expired in March of 2000, and it does not currently intend to enter into any additional forward exchange contracts.

        Electricity Contracts

        Sterling Pulp periodically enters into fixed price agreements for a portion of its electrical energy requirements. Sterling Pulp has an agreement relating to the supply of a portion of the electrical energy at one of its Canadian sodium chlorate production facilities. This agreement, which was previously designated as a normal purchase under SFAS No. 133, does not meet the criteria of a normal purchase based on guidance issued by the Derivative Implementation Group (the "DIG") in June 2001, All purchases under this agreement, which expires on December 31, 2001, are used in the ordinary course of business; however, effective July 1, 2001, this agreement is required to be marked-to-market. At September 30, 2001, the value of this agreement was a loss of approximately $1.2 million based upon current market prices and quantities to be delivered and is included in accrued liabilities.

        Concentrations of Risk

        Sterling Pulp sells its products primarily to companies involved in the pulp and paper industry. Sterling Pulp performs ongoing credit evaluations of its customers and generally does not require collateral for accounts receivable.

        Sterling Pulp maintains cash deposits with major banks that from time to time may exceed federally insured limits. Management periodically assesses the financial condition of these institutions and believes that any possible credit loss is minimal.

        Approximately 35% of Sterling Pulp's employees are covered by union agreements. None of the agreements expire in fiscal 2002.

        Fair Value of Financial Instruments

        The fair value approximated the carrying value of financial instruments included in current assets and current liabilities on the balance sheet at September 30, 2001 due to the short maturities of these instruments. The fair value of the long-term debt on the balance sheet at September 30, 2001 approximated its carrying value, as the interest rate fluctuates with changes in market rates.

INDEPENDENT AUDITORS' REPORT


To the Stockholder of
Sterling Pulp Chemicals, Ltd.

We have audited the balance sheet of Sterling Pulp Chemicals, Ltd. (the "Company") as at September 30, 2001 and 2000 and the statements of operations, changes in stockholder's equity, and cash flows for each of the three years in the period ended September 30, 2001. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with Canadian generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

In our opinion, these financial statements present fairly, in all material respects, the financial position of the Company as at September 30, 2001 and 2000, and the results of its operations and its cash flows for each of the three years in the period ended September 30, 2001 in accordance with accounting principles generally accepted in the United States of America.

Since the accompanying financial statements have not been prepared in accordance with Canadian generally accepted accounting principles, they will not satisfy the reporting requirements of Canadian statutes and regulations. Since the financial statements have been prepared in accordance with United States of America generally accepted accounting principles, the financial position, results of operations and cash flows might be significantly different than if the financial statements had been prepared in accordance with Canadian generally accepted accounting principles.

DELOITTE & TOUCHE LLP

Chartered Accountants
Mississauga, Canada
December 20, 2001